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                                                                   EXHIBIT 99.3


                          CAPTEC NET LEASE REALTY, INC.


The Special Meeting of Stockholders of Captec Net Lease Realty, Inc. will be held on ___________________, 2001, at _____ a.m., eastern time, at ___________________________________.


[ARROW LOGO]                   Tear at Perforation                  [ARROW LOGO]


1. TO APPROVE AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 1, 2001, PURSUANT TO WHICH CAPTEC NET LEASE REALTY, INC. WILL MERGE WITH AND INTO COMMERCIAL NET LEASE REALTY, INC.

        [ ] FOR                    [ ] AGAINST                      [ ] ABSTAIN

3.      ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

        [ ] FOR                    [ ] AGAINST                      [ ] ABSTAIN

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Stockholders of Captec Net Lease Realty, Inc. called for ___________________, 2001, and a Proxy Statement for the Special Meeting prior the signing of this proxy.


                        Dated:____________________________________________, 2001

                        ________________________________________________________

                        ________________________________________________________

                        Please sign exactly as your name(s) appears(s) on this proxy. When signing in a representative capacity, please give title.


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 PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED
                                   ENVELOPE.

CAPTEC NET LEASE REALTY, INC.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48106-0544


                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPTEC NET LEASE REALTY, INC. FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ___________________, 2001 AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

            The undersigned, being a stockholder of CAPTEC NET LEASE REALTY, INC. ("Captec"), hereby authorizes Patrick L. Beach, W. Ross Martin and H. Reid Sherard, and each of them, with the full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Captec to be held at __________________________________ on ________________, 2001 at ______ a.m.,
eastern time, and at any adjournment thereof, and at the meeting to act, with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

      In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Special Meeting and upon such other matters as may properly come before the Special Meeting. This proxy may be revoked at any time before it is exercised.

      Shares of Captec common stock will be voted as specified. If no specification is made, shares will be voted AGAINST proposal one and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the Special Meeting.


(CONTINUED ON OTHER SIDE)